                                                                                        Exhibit 4.2

(Subscription Agent - FINAL)

SUBSCRIPTION AGENT AGREEMENT

This Subscription Agent Agreement (the “Agreement”) is made as of  October 2, 2007 between Keystone Consolidated Industries, Inc., a Delaware corporation (the “Company”), Computershare Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking (collectively, the “Agent” or individually “Computershare” and the “Trust Company”, respectively).  All terms not defined herein shall have the meaning given in the prospectus (the “Prospectus”) included in the Registration Statement on Form S-3, File No. 333-146454, filed by the Company with the U.S. Securities and Exchange Commission on October 2, 2007, as amended by any amendment filed with respect thereto (the “Registration Statement”), or in the Instructions as to Use of Subscription Rights Certificates appearing as an exhibit thereto (the “Instructions”).

WHEREAS, the Company proposes to make a subscription rights offer by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the “Subscription Rights Certificates”) to stockholders of record (the “Stockholders”) of its common stock, par value $0.01 per share (“Common Stock”), as of a record date specified by the Company (the “Record Date”), pursuant to which each Stockholder will have certain rights (the “Subscription Rights”) to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Rights Certificates and the issuance and exercise of the Subscription Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.            Appointment.

The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Rights Certificates and the issuance and exercise of the Subscription Rights in accordance with the terms set forth in this Agreement, and the Agent hereby accepts such appointment.

2.            Form and Execution of Subscription Rights Certificates.

A.  Each Subscription Rights Certificate shall be non-transferable.  The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Rights Certificates and the holders of record thereof (each of whom shall be deemed a “Stockholder” hereunder for purposes of determining the rights of holders of Subscription Rights Certificates).  Each Subscription Rights Certificate shall, subject to the provisions thereof, entitle the Stockholder in whose name it is recorded to the following:

(1)  With respect to Record Date Stockholders only, the right to acquire prior to the Expiration Date (as hereinafter defined), at the Subscription Price, a number of shares of Common Stock equal to one share of Common Stock for every one Subscription Right (the “Basic Subscription Right”); and

(2)  With respect to Record Date Stockholders only, the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Record Date Stockholders who exercise Oversubscription Rights on the basis specified in the Prospectus; provided, however, that such Record Date Stockholder has exercised all Basic Subscription Rights issued to him or her (the “Oversubscription Right”).

3.            Subscription Rights and Issuance of Subscription Rights Certificates.

A.  Each Subscription Rights Certificate shall evidence the Subscription Rights of the Stockholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

B.  Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company Stockholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Rights Certificates in the names of the Stockholders, setting forth the number of Subscription Rights to subscribe for the Common Stock calculated on the basis of 0.25 of a Subscription Right for each one share of Common Stock recorded on the books in the name of each such Stockholder as of the Record Date.  The number of Subscription Rights that are issued to Record Date Stockholders will be rounded by the Agent, to the nearest whole number (as fractional Subscription Rights will not be issued), and with such adjustments as the Company may determine in its sole discretion as are necessary to ensure that the Company offers 2,500,000 shares of Common Stock pursuant to the Subscription Rights.  In the unlikely event that, because of the rounding of fractional Subscription Rights, the Subscription Rights offering would have been subscribed in an amount in excess of 2,500,000 shares of Common Stock, all holders’ Subscription Rights will be reduced in an equitable manner as the Company may determine in its sole discretion.  Each Subscription Rights Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Company.  Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly deliver the Subscription Rights Certificates, together with a copy of the Prospectus, the Instructions and any other document as the Company deems necessary or appropriate, to all Stockholders with record addresses in the United States (including its territories and possessions and the District of Columbia).  Delivery shall be by first class mail (without registration or insurance), except for those Stockholders having a registered address outside the United States (who will only receive copies of the Prospectus, the Instructions and other documents as the Company deems necessary or appropriate, if any).  Delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Stockholders having APO or FPO addresses.  No Subscription Rights Certificate shall be valid for any purpose unless so executed.

C.  The Agent will mail a copy of the Prospectus, the Instructions, a special notice and other documents as the Company deems necessary or appropriate, if any, but not Subscription Rights Certificates to Record Date Stockholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia) (“Foreign Record Date Stockholders”).  The Subscription Rights to which such Subscription Rights Certificates relate will be held by the Agent for such Foreign Record Date Stockholders’ accounts until instructions are received to exercise the Subscription Rights.

4.            Exercise.

A.  Record Date Stockholders may acquire shares of Common Stock pursuant to the Basic Subscription Right and pursuant to the Oversubscription Right by delivery to the Agent as specified in the Prospectus of (i) the Subscription Rights Certificate with respect thereto, duly executed by such Stockholder in accordance with and as provided by the terms and conditions of the Subscription Rights Certificate and the Instructions, together with (ii) the Subscription Price for each share of Common Stock subscribed for by exercise of such Subscription Rights, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of Computershare, or by wire transfer of funds as specified in the Prospectus and the Instructions.

B.  Subscription Rights may be exercised at any time after the date of issuance of the Subscription Rights Certificates with respect thereto but no later than 5:00 P.M., Eastern Time, on such date as the Company shall designate to the Agent in writing (the “Expiration Date”).  For the purpose of determining the time of the exercise of any Subscription Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Stockholder Services Division of the Agent specified in the Prospectus and the Instructions.

C.  Notwithstanding the provisions of Section 4 (A) and 4 (B) regarding delivery of an executed Subscription Rights Certificate to the Agent prior to 5:00 P.M., Eastern Time, on the Expiration Date, if prior to such time the Agent receives (i) payment of the full Subscription Price for the shares of Common Stock subscribed for pursuant to the Basic Subscription Right and any additional shares of Common Stock subscribed for pursuant to the Oversubscription Right in the manner described in the Prospectus and the Instructions; and (ii) a Notice of Guaranteed Delivery by facsimile (telecopy) or as otherwise described in the Prospectus and the Instructions from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of a properly completed and executed Subscription Rights Certificate, then such exercise of Basic Subscription Rights and Oversubscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Rights Certificate by the Agent within three Business Days after the Expiration Date.  For the purposes of the Prospectus and this Agreement, “Business Day” shall mean any day on which trading is conducted on the New York Stock Exchange.

D.  As soon as practicable after the Expiration Date and after all allocations have been effected, Computershare shall send to each exercising stockholder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Basic Subscription Right, and, if applicable, the Oversubscription Right, the per share and total Subscription Price for such shares, and any excess to be refunded by the Company to such stockholder in the form of a check and stub, along with a letter explaining the allocation of shares of Common Stock pursuant to the Oversubscription Right.

E.  Any excess payment to be refunded by the Company to a stockholder will be mailed by Computershare within ten Business Days after the Expiration Date.  Computershare will not issue or deliver certificates or Statements of Holding for shares subscribed for until payment in full therefor has been received, including collection of checks and payment pursuant to Notices of Guaranteed Delivery.

5.            Validity of Subscriptions.

Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions.  Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6.            Oversubscription.

If, after allocation of shares of Common Stock to Record Date Stockholders, there remain unexercised Subscription Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Subscription Rights (the “Remaining Shares”) to stockholders who have exercised all the Basic Subscription Rights initially issued to them and who wish to acquire more than the number of shares for which the Basic Subscription Rights issued to them are exercisable.  Shares subscribed for pursuant to the Oversubscription Right will be allocated in the amounts of such over-subscriptions.  If the number of shares for which the Oversubscription Right has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Record Date Stockholders exercising their Oversubscription Right pro rata based on the number of shares each Subscription Rights holder subscribed for under the Basic Subscription Right.  “Pro rata” means in proportion to the number of shares of Common Stock that a Subscription Rights holder and the other Subscription Rights holders purchased by fully exercising their Basic Subscription Rights with respect to their Common Stock holdings.  The percentage of Remaining Shares each over-subscribing Record Date Stockholder or other Subscription Rights holder may acquire will be rounded up or down to result in delivery of whole shares of Common Stock and if necessary, equitably adjusted so that in no event are more than 2,500,000 shares of Common Stock issued upon the exercise of Subscription Rights.  The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

7.            Delivery of Shares.

The Agent will deliver certificates or a Statement of Holding reflecting new shares of Common Stock in the Direct Registration System representing those shares of Common Stock purchased pursuant to the exercise of Basic Subscription Rights and any exercise of an Oversubscription Right, as applicable, as soon as practicable after the Expiration Date and after all allocations have been effected.

8.            Holding Proceeds of Subscription Rights Offering.

A.  All proceeds received by Computershare from Stockholders in respect of the exercise of Subscription Rights shall be held by Computershare, on behalf of the Company, in a segregated account (the “Account”).  No interest shall accrue to the Company or stockholders on funds held in the Account pending disbursement in the manner described in Section 4(E) above.

B.  Computershare shall deliver all proceeds received in respect of the exercise of Subscription Rights to the Company as promptly as practicable, but in no event later than ten business days after the Expiration Date.

C.  The Company acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

9.            Reports.

Daily, during the period commencing on __________, until termination of the Subscription Period, the Agent will report by telephone or telecopier, confirmed by letter, to an Officer of the Company, data regarding Subscription Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day’s report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

10.            Loss or Mutilation.

If any Subscription Rights Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Rights Certificate include the surrender and cancellation thereof), issue a new Subscription Rights Certificate of like denomination in substitution for the Subscription Rights Certificate so lost, stolen, mutilated or destroyed.

11.            Compensation for Services.

The Company agrees to pay to the Agent compensation for its services hereunder in accordance with its Fee Schedule to act as Agent attached hereto as Exhibit A.  The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12.            Instructions, Indemnification and Limitation of Liability.

The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

A.  The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto.  Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent’s control.

B.  The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominees.

Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing.   The Company shall be entitled to participate as its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 12, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

C.  The Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Agent’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of Agent hereunder, for which  Agent is not entitled to indemnification under this Agreement; provided, however, that Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection  with  this  Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) calendar months immediately preceding the event for which recovery from the Agent is being sought.

13.            Changes in Subscription Rights Certificate.

The Agent may, without the consent or concurrence of the Stockholders in whose names Subscription Rights Certificates are registered, by supplemental agreement or otherwise, concur with the  Company in making any changes or corrections in a Subscription Rights Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Rights Certificate except insofar as any such change may confer additional rights upon the Stockholders.

14.            Assignment/Delegation.

A.  Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

B.  The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

C.  Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company.

15.            Governing Law.

The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and permitted assigns of the parties hereto.

16.            Third Party Beneficiaries.

This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company.  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

17.            Force Majeure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.  Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

18.            Consequential Damages.

Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19.            Severability.

If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.            Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21.            Captions.

The captions and descriptive headings herein are for the convenience of the parties only.  They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22.            Confidentiality.

The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

23.            Term and Termination.

This Agreement shall remain in effect until the earlier of (a) thirty (30) days after the Expiration Date; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days’ written notice has been provided by either party to the other.  Upon termination of the Agreement, the Agent shall retain all canceled Certificates and related documentation as required by applicable law.

24.            Notices.

Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Exchange Agent and the  Company required or permitted  hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

If to the Company, to:

Keystone Consolidated Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1740
Dallas, Texas   75240-2697
Attn:  General Counsel

If to the Agent, to:

Computershare Trust Company, N.A.
c/o Computershare Shareholder Services, Inc.
250 Royall Street
Canton, MA 02021
Attn:  Reorganization Department

25.            Survival.

The provisions of Paragraphs 12, 15, 17-19, 22, and 24-26 shall survive any termination, for any reason, of this Agreement.

26.            Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, NA.                                                                                              KEYSTONE CONSOLIDATED
                                                  INDUSTRIES, INC.

By:     /s/Thomas Borbely                                                                                                                                       By: /s/J. Mark Hollingsworth

Date:  10-2-07                                                                                                             Date: 10-2-07

Title:  Director Corporate Actions                                                                                                                         Title: Acting General Counsel

COMPUTERSHARE INC.

By:  /s/Thomas Borbely

Date:  10-2-07

Title:  Director, Corporate Actions